    As filed with the Securities and Exchange Commission on January 29, 1999

                                           Registration Statement No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                        FLEXIINTERNATIONAL SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)



                         DELAWARE                                                        06-1309427
(State or other jurisdiction of incorporation or organization)             (I.R.S. Employer Identification No.)


        TWO ENTERPRISE DRIVE, SHELTON, CONNECTICUT 06484, (203) 925-3040 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 STEFAN R. BOTHE
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        FLEXIINTERNATIONAL SOFTWARE, INC.
        TWO ENTERPRISE DRIVE, SHELTON, CONNECTICUT 06484, (203) 925-3040
            (Name, address, including zip code, and telephone number,
                   including area code, of Agent for Service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
 Title of Class of Securities to be     Amount To Be        Proposed Maximum               Proposed Maximum            Amount of
             Registered                  Registered    Offering Price Per Share(1)    Aggregate Offering Price(1)   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par value per      2,771,099              $2.125                         $5,888,585                  $1,638
               share
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on January 22, 1999.

     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                  --------------------------------------------

                        FLEXIINTERNATIONAL SOFTWARE, INC.
                        2,771,099 SHARES OF COMMON STOCK


                  --------------------------------------------


     FlexiInternational Software, Inc. previously issued 834,968 shares of common stock to certain former stockholders of The Dodge Group, Inc. in connection with the acquisition of that company. This Prospectus relates to resales of those shares and 1,907,680 shares held by one other stockholder that bought its shares in a previous financing. We will not receive any of the proceeds from the sale of the shares.

     We have agreed to pay certain expenses of registering the shares being offered by the selling stockholders. We have also agreed to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

     The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our common stock is traded on the Nasdaq National Market (NASDAQ) under the symbol FLXI. On January 19, 1999, the closing sale price of the common stock on Nasdaq was $2.188 per share.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is January 29, 1999.

                                TABLE OF CONTENTS

                                                                        PAGE

     How to Get More Information........................................  3

     Incorporation of Certain Documents By Reference....................  3

     Special Note Regarding Forward-Looking Information...............    4

     Summary of Our Business............................................  5

     Risk Factors.......................................................  5

     Use of Proceeds.................................................... 12

     Selling Stockholders............................................... 13

     Plan of Distribution............................................... 14

     Legal Matters...................................................... 15

     Experts............................................................ 15

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF FLEXIINTERNATIONAL COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.



                           -------------------------

                           HOW TO GET MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (the SEC) and with Nasdaq. This additional information is also available to you on the SEC's Internet site. Here are ways you can access these resources:


      WHAT IS AVAILABLE                          WHERE TO GET IT
----------------------------------      ----------------------------------
                                         SEC's Public Reference Room
                                         Judiciary Plaza Building
        Hard copies of information       450 Fifth Street, N.W., Room 1024
                                         Washington, D.C. 20549

                                         The Nasdaq Stock Market, Inc.
                                         1735 K Street, N.W.
                                         Washington, D.C. 20006
----------------------------------      ----------------------------------
               On-line information       SEC's Internet website at
                                         http://www.sec.gov
----------------------------------      ----------------------------------
 Call the SEC for more information       1-800-SEC-0330
   about its Public Reference Room
----------------------------------      ----------------------------------

     This Prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this Prospectus regarding FlexiInternational and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from any of the sources shown above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this Prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Prospectus, and information that we file after January 29, 1999 (the initial filing date of this Prospectus) with the SEC will automatically update and may supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this Prospectus.

     The following documents filed by FlexiInternational with the SEC are incorporated herein by reference:

     * Our Annual Report on Form 10-K for the year ended December 31, 1997, filed with the SEC on March 31, 1998

     * Our proxy statement for the 1998 Annual Meeting of Stockholders, filed with the SEC on April 3, 1998

     * Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the SEC on May 15, 1998

     * Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the SEC on August 14, 1998, and our amendment of this report, filed with the SEC on January 28, 1999.

     * Our Current Report on Form 8-K dated June 29, 1998, filed with the SEC on June 30, 1998, and our amendments of this report, filed with the SEC on September 8, 1998 and January 28, 1999.

     * Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the SEC on November 16, 1998, and our amendment of this report, filed with the SEC on January 28, 1999.

     * The description of our common stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC on December 3, 1997, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these documents, at no cost, by writing to:

                 FlexiInternational Software, Inc.
                 Two Enterprise Drive
                 Shelton, Connecticut 06484
                 Attention: Corporate Secretary
                 Telephone: (203) 925-3040

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This Prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we can give no assurance that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. We have included important factors in the cautionary statements below that we believe could cause our actual results to differ materially from our forward-looking statements. We do not intend to update information contained in any of our forward-looking statements.

                             SUMMARY OF OUR BUSINESS

     We design, develop, market and support the Flexi family of financial application software and related applications and tools. The Flexi solution -- Flexi Financials, FlexiInfoSuite and FlexiTools -- is designed to address the needs of users with sophisticated financial accounting requirements. We believe our products provide significant advantages over traditional financial accounting software. The Flexi solution:

          * is designed to support new technologies as they develop, including the Internet and corporate intranets,

          * can be modified quickly and efficiently by users to create tailored business solutions, and

          * can seamlessly integrate with new applications to support evolving business processes.

     We believe our solution is particularly well-suited for adoption by users with sophisticated financial accounting requirements, and we target our sales and marketing efforts at such users. Our goal is to establish FlexiInternational as a global leader in the financial accounting software market. Key elements of our business strategy include:

          * extending our technological leadership by continuing to invest in research and development to strengthen the Flexi financial accounting solution

          * continuing to target the solution to users with sophisticated financial accounting requirements

          * delivering a reduced overall cost of ownership of financial accounting systems to current and prospective customers

          * leveraging strategic relationships, including our relationship with Microsoft Corporation

          * expanding our sales and distribution capabilities both in the U.S. and internationally

     Our executive offices are located at Two Enterprise Drive, Shelton, Connecticut 06484, and our telephone number is (203) 925-3040. FlexiFinancials, FlexiLedger, FlexiPayables and FlexiReceivables are registered trademarks, and the Flexilogo, FlexiAnalysis, FlexiAssets, FlexiDB, FlexiDesigner, FlexiDeveloper, FlexiInfoCenter, FlexiInfoSuite, FlexiInternational, FlexiInventory, FlexiObjects, FlexiOrders, FlexiPurchasing, FlexiSecure, FlexiTools and FlexiWorks are trademarks, of FlexiInternational Software, Inc. Any other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the events described in the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in, or incorporated by reference into, this Prospectus. In evaluating an investment in the shares, you should consider carefully the following risk factors in addition to the other information presented in this Prospectus or incorporated by reference into this Prospectus.

     LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; NET LOSSES. FlexiInternational began operations in 1991 and released its first products in 1993. Most of our revenues so far have come from sales of our financial accounting software products and the provision of related consulting, training and software installation services. We expect our FlexiFinancials, FlexiInfoSuite and FlexiTools financial accounting products to provide the principal source of sales revenues for the foreseeable future. All these products have a limited history of customer acceptance and use. Accordingly, potential investors have a limited operating history with which to evaluate FlexiInternational and its prospects. Those prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, FlexiInternational must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified management and other employees, continue to upgrade our technologies, commercialize products and services that incorporate those technologies and achieve market acceptance for our products and services. We can give no assurance that we will be successful in addressing such risks. FlexiInternational had an accumulated deficit of $32.8 million at September 30, 1998 and incurred net losses of $4.6 million and $10.6 million during 1997 and the nine months ended September 30, 1998, respectively.

     POTENTIAL FLUCTUATIONS IN QUARTERLY PERFORMANCE; SEASONALITY. Our revenues and operating results have varied substantially from quarter to quarter. Our quarterly operating results may continue to fluctuate due to a number of factors. Those factors include:

     *    the timing, size and nature of our licensing transactions

     * the market acceptance of our new services or products and those of our competitors

     *    product and price competition

     * the mix of our revenues derived from license fees, services and third-party channels

     *    changes in our operating and personnel-related expenses

     *    foreign currency exchange rates

     *    fluctuations in economic and financial market conditions

     Long Sales Cycles. The timing, size and nature of individual licensing transactions are important factors in our quarterly results of operations. Many such transactions involve large dollar amounts, and the sales cycles for these transactions are often lengthy and unpredictable. In addition, the sales cycle associated with these transactions is subject to a number of uncertainties, including customers' budgetary constraints, the timing of customers' budget cycles and customers' internal approval processes. There can be no assurance that we will be successful in closing such large transactions on a timely basis or at all. We recognize license revenues upon installation of our software, and delays in the installation of our software, including potential delays associated with contractual enhancements to our software products, could materially adversely affect our quarterly results of operations. In addition, because we derive a significant proportion of total revenues from license revenues, we may realize a disproportionate amount of our revenues and income in the last month of each quarter. This can cause the magnitude of quarterly fluctuations to not be evident until late in, or at the end of, a given quarter. Accordingly, delays in product delivery and installation or in the closing of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, results of operations to fall substantially short of anticipated levels. In addition, a limited number of our client services are performed on a fixed-price basis and, therefore, we bear the risk of cost overruns and inflation. Our results of operations may be adversely affected by inaccurate estimates of completion costs for such services.

     Expenses. Our expense levels are based, in significant part, on our expectations as to future revenues, and are largely fixed in the short term. As a result, we may not be able to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, any significant shortfall of revenues in relation to our expectations would have an immediate and material adverse effect on our business, financial condition and results of operations. In addition, we plan to increase operating expenses to expand our research and development, client services, sales and marketing and administrative organizations. The timing of such expansion and the rate at which new personnel become productive could cause material fluctuations in quarterly and annual results of operations.

     Seasonality of Revenues. We have experienced, and may experience in the future, significant seasonality in our business, and our financial condition or results of operations may be affected by such trends in the future. Revenues have historically increased at higher rates in the fourth quarter of the year and at lower rates in the next succeeding quarter, which we believe is due to our quota-based compensation arrangements, typical of those used in software companies, and year-end budgetary pressures on our customers. We believe that this seasonal trend may continue for the foreseeable future.

     Due to all of the foregoing factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. There can be no assurance that future revenues and results of operations will not vary substantially. It is also possible that in some future quarter our results of operations will be below the expectations of public market analysts and investors. In either case, the price of our Common Stock could be materially adversely affected.

     MANAGEMENT OF GROWTH. FlexiInternational is currently experiencing a period of rapid growth that could place a significant strain on our management and other resources. Our business has grown significantly in size and complexity over the past two years. Total revenues increased from $8.3 million in 1996 to $21.6 million in 1997, and total revenues for the nine-month period ended September 30, 1998 were $22.9 million. In addition, the number of FlexiInternational employees increased from 100 at December 31, 1996 to 163 at September 30, 1998, and we expect to hire additional personnel during 1999. The growth in the size and complexity of our business and customer base places a significant strain on our management and operations. Some members of our senior management team have been with FlexiInternational for less than a year, and senior management has had limited experience in managing publicly-traded companies. In addition, more than half of our sales and marketing professionals have been with us for less than a year. If FlexiInternational continues to grow, we will need to recruit and hire a substantial number of new research and development, sales and marketing, consulting and administrative personnel. We can give no assurance that we will succeed in hiring or retaining such personnel. Our ability to compete effectively and manage future growth, if any, will depend on our ability to continue to implement and improve our management information systems and expand, train, motivate and manage our work force. We can give no assurance that our personnel, systems, procedures and controls will be adequate to support our operations. In addition, an element of our business strategy involves acquisitions of businesses whose products or technologies complement ours, and we can give no assurance that we will be able to identify and acquire such businesses on reasonable terms and successfully integrate them with ours. If we cannot manage growth effectively, the quality of our products and our business, financial condition and results of operations could be materially adversely affected.

     DEPENDENCE ON KEY PERSONNEL. Our performance depends substantially on the performance of our executive officers and key employees, including our sales force and software professionals, particularly project managers, software engineers and other senior technical personnel. We must attract, retain and motivate high-quality personnel, especially in the areas of management, research and development and sales. We do not have employment contracts with any of our key personnel. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, financial condition and results of operations.

     LENGTHY SALES CYCLE. The sales cycle for our products is long, typically ranging between three and nine months. Our software is often used for business-critical purposes, and its implementation involves significant capital commitments by customers. Our potential customers generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort and money to educate them about the value of our solutions. A customer's decision to license our software usually involves the evaluation of the software by a significant number of the customer's personnel, each having specific and often conflicting requirements. A variety of factors, many of which we cannot control, may cause potential customers to favor a different vendor or to delay or forego a purchase.

     Due to the length of the sales cycle for our software products, and possible delays in implementing our software within a customer's varying departments and locations, our ability to forecast the timing and amount of specific sales is limited, and the delay or failure to complete one or more large transactions could have a material adverse effect on our business, financial condition or results of operations.

     PRODUCT CONCENTRATION. To date, substantially all of our revenues have been attributable to sales of our FlexiFinancials, FlexiInfoSuite and FlexiTools financial accounting products and related consulting, training and software installation services. We expect to rely on these activities for a substantial portion of our revenues in the foreseeable future. Factors adversely affecting the pricing or demand for any one of these products or services, such as competition or technological change, could have a material adverse effect on our business, financial condition and results of operations.

     CONCENTRATION OF CUSTOMERS. Historically, a limited number of customers have accounted for a significant percentage of our revenues in each year. During the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, one customer, one customer, two customers and two customers represented approximately 12.1%, 12.3%, 40.2% and 26.1% of our total revenues, respectively. Although our largest customers have varied from period to period, we anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. Our failure to enter into one or more of these significant contracts during a particular period could have a material adverse effect on our business, financial condition and results of operations.

     DEPENDENCE ON THIRD-PARTY TECHNOLOGY. Our proprietary software is currently designed, and may in the future be designed, to work on or in conjunction with certain third-party hardware and/or software products. If any of these current or future third-party vendors limits the availability of their products to us or to licensees of our software, or materially increases the cost of acquiring, licensing or purchasing the third-party vendors' products, or if a material problem arises in the compatibility of our software with any such third-party products, we may be required to identify additional sources for such products. In such an event, interruptions in the availability or functioning of our software and delays in the introduction of new products and services may occur until equivalent technology is obtained. We can give no assurance that an alternative source of suitable technology would be available or that we would be able to develop an alternative product in sufficient time or at a reasonable cost. Our failure to obtain or develop alternative technologies or products on a timely basis and at a reasonable cost could have a material adverse effect on our business, financial condition and results of operations.

     RISKS ASSOCIATED WITH THIRD-PARTY CHANNELS. We address certain vertical and geographic markets through our Flexi Industry Partners and distributors. We rely on our relationships with industry-specific partners, "Flexi-Industry Partners," and distributors to provide sales and marketing presence and name recognition, as well as the resources necessary for us to develop industry-specific financial accounting solutions. Our strategy of using third-party channels involves certain risks, any of which could result in a material adverse effect on our business, financial condition and results of operations. Examples of these risks are:

          *    Loss of an existing third-party channel

          *    Inability to identify and exploit new third-party channels

          *    Inability to adequately support new or existing channels

          * A third-party channel's development of products or services that compete with ours

          * A third-party channel's formation of an alliance with our competitors

     RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. Our international sales represented 16.9% and 21.6% of total revenues during 1997 and the nine months ended September 30, 1998, respectively. We have distributors in Hong Kong and recently acquired an international subsidiary based in London (formerly known as The Dodge Group). A significant portion of our personnel are employed in overseas locations, and our business strategy includes expanding our international sales. In order to expand international sales in subsequent periods, we must establish additional foreign operations, hire additional personnel and establish relationships with additional Flexi-Industry Partners and distributors. This will require significant management attention and financial resources and could have a material adverse effect on our business, financial condition and results of operations. In addition, we can give no assurance that we will be able to maintain or increase international market demand for our products and services.

     Our international sales are primarily denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and, therefore, potentially less competitive in those markets. Currently, we do not employ currency hedging strategies to reduce this risk. In addition, our international business may be subject to a variety of risks, including difficulties in collecting international accounts receivable or obtaining U.S. export licenses, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights. We can give no assurance that such factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition or results of operations.

     YEAR 2000. The Year 2000 issue relates to computer programs and systems that recognize dates using two-digit year data rather than four-digit year data. These programs and systems may fail or provide incorrect information when using dates after December 31, 1999. If the Year 2000 issue disrupts our internal information technology systems, or the information technology systems of companies with whom we have significant commercial relationships, our business and financial condition could be materially adversely affected.

     The Year 2000 issue may affect four areas of our business: (1) the design of our products, (2) our internal computer systems, (3) the computer systems of our significant suppliers or customers, and (4) the products, internal systems and third-party dependencies of our recently acquired international subsidiary (formerly known as The Dodge Group, now named FlexiInternational and referred to simply as our subsidiary). Each area is addressed below.

     1. The Company's Products. From the start, we have designed and tested all of our products to be Year 2000 compliant. Accordingly, we do not intend to adopt a formal Year 2000 compliance program for our products, other than to maintain our policy of designing all new products, and any updates of our existing products, to be Year 2000 compliant.

     2. Internal Systems. Our internal computer programs and operating systems relate to virtually all segments of our business, including merchandising, customer database management, marketing, order processing, order fulfillment, contract management, inventory management, customer service and financial reporting. These programs and systems consist primarily of:

          * "Front-end" Systems. These systems automate and manage business functions such as contract management, order-taking and order-processing, inventory management, accounting and financial reporting.

          * Personal Computers and Local Area Networks. These systems are used for word processing, document management and other similar administrative functions.

          * Telecommunications Systems. These systems provide telephone, voicemail, e-mail, Internet and intranet connectivity, and enable us to manage our overall internal and external communications.

     All of our "front-end" systems that relate to accounting and financial functions consist of our own products, which have been designed and tested to be Year 2000 compliant. All other internal systems consist of widely available office applications for word-processing, voicemail and other office-related functions. We maintain current versions of these applications and all are, or are expect to be, Year 2000 compliant. Nonetheless, we are requesting compliance statements from each of the parties that service and supply these applications. We intend to evaluate any risks disclosed in such parties' responses and, if necessary, consider possible alternative sources.

     3. Third-Party Systems. The computer programs and operating systems used by entities with whom we have commercial relationships pose potential problems relating to the Year 2000 issue, which may affect our operations in a variety of ways. These risks are more difficult to assess than those posed by internal programs and systems, and we have not yet completed the process of formulating a plan for assessing them. We believe that the programs and operating systems used by entities with whom we have commercial relationships generally fall into two categories:

          * First, we rely upon programs and systems used by providers of basic services necessary to enable us to reach, communicate and transact business with our suppliers and customers. Examples of such providers include the United States Postal Service, UPS, telephone companies, other utility companies and banks. Services provided by such entities affect almost all facets of our operations. However, these third-party dependencies are not specific to our business, and disruptions in their availability would likely have a negative impact on most enterprises within the software industry and on many enterprises outside the software industry. We believe that all of the most reasonably likely worst-case scenarios involving disruptions to our operations stemming from the Year 2000 issue relate to programs and systems in this first category.

          * Second, we rely upon third parties for certain software code or programs that are embedded in, or work with, our products. We are assessing whether the functionality of our products would be materially diminished by a failure of such third-party software to be Year 2000 compliant. As part of our plan for assessing third-party programs and systems, we have asked for assurances of Year 2000 compliance from each provider of significant in-licensed software.

     There can be no assurance that we may not experience unanticipated expenses or be otherwise adversely impacted by a failure of third-party systems or software to be Year 2000 compliant. The most reasonably likely worst-case scenarios may include: (i) corruption of data contained in our internal information systems, (ii) hardware failure, and (iii) failure of infrastructure services provided by utilities and/or government. We intend to include an evaluation of such scenarios in our plan for assessing the programs and systems of the entities with whom we have commercial relationships.

     4. The FlexiInternational Subsidiary. In June 1998, we acquired our international subsidiary (formerly known as The Dodge Group). We have not yet completed the process of formulating a plan for assessing the potential impact of the Year 2000 problem on the product or internal operations of the subsidiary, or those of its significant third-party suppliers or customers. A failure of the products or disruption of the operations of the subsidiary, or those of third parties upon which its business is substantially dependent, could have a material adverse effect on our business and financial condition.

     We have formed a management team assigned with the task of assessing the programs and systems of the entities with whom we have commercial relationships; questionnaires have been sent out and responses are being evaluated for possible next steps. We expect to complete this phase of assessment by the end of the first quarter of 1999 and identify related risks and uncertainties by the end of the second quarter of fiscal 1999. Once we have identified the risks and uncertainties, we intend to resolve any material risks and uncertainties by communicating further with the relevant vendors and providers, by working internally to identify alternative sourcing and by formulating contingency plans to deal with such material risks and uncertainties. To date, however, we have not formulated such a contingency plan. We expect the resolution of such material risks and uncertainties to be an ongoing process until all year 2000 problems are satisfactorily resolved. We do not currently anticipate that the total cost of any Year 2000 remediation efforts that may be needed will be material.

     EUROPEAN MONETARY UNION (EMU). Our internal business information systems are comprised of the same commercial application software products we generally offer to end user customers. Our latest software release contains EMU functionality that allows for dual currency reporting and information management. We are not aware of any material operational issues or costs associated with preparing internal systems for the EMU. However, we utilize other third-party vendor network equipment, and other third-party software products that may or may not be EMU compliant. Although we are currently taking steps to address the impact, if any, of EMU compliance for such third party products, failure of any critical technology components to operate properly post EMU may have an adverse impact on business operations or require us to incur unanticipated expenses to remedy any problems.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. Also, we will bear most of the costs of registering the shares covered by this Prospectus. Those costs include:

          *    registration and filing fees and Nasdaq listing fees

          *    fees and expenses of our counsel and accountants

          * fees and expenses relating to our complying with state securities laws

     However, the selling stockholders will be responsible for any underwriting discounts and commissions or expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services.

                              SELLING STOCKHOLDERS

     All but one of the selling stockholders are former stockholders of the international subsidiary we acquired in June 1998 (formerly known as The Dodge Group, Inc.). We issued the shares being sold by these stockholders in connection with that acquisition, and agreed at that time to register their shares once we become eligible to register them on Form S-3. One selling stockholder, Furman Selz SBIC, L.P., bought its shares in a private financing we conducted before our initial public offering. Furman Selz currently holds approximately 12% of our stock and Brian Friedman, President of the general partner of Furman Selz is expected to become a member of our Board of Directors. From May 1996 to December 1997, James L. Luikart, a Vice President of the general partner of Furman Selz, was a member of our Board of Directors. No other selling stockholder holds any position or office with, has been employed by, or has otherwise had a material relationship with, FlexiInternational within the past three years. The following table sets forth, to our knowledge, information about the selling stockholders as of December 31, 1998.



                                                            NUMBER OF SHARES OF         NUMBER OF SHARES OF
                                                         COMMON STOCK BENEFICIALLY         COMMON STOCK
NAME OF SELLING STOCKHOLDER                              OWNED PRIOR TO OFFERING(1)      OFFERED HEREBY(2)
---------------------------                              --------------------------     -------------------
Furman Selz SBIC, L.P.(3)                                       1,907,680                   1,907,680
J.P. Morgan Investment Corporation                                248,723                     248,723
SBIC Partners L.P.                                                201,298                     201,298
Highland Capital Partners II, L.P.                                 61,517                      61,517
St. Paul Fire & Marine Insurance Company                           56,902                      56,902
Brentwood Associates VI, L.P.                                      56,735                      56,735
Morgan Stanley Venture Capital, L.P.                               49,843                      49,843
Greylock Limited Partnership                                       32,758                      32,758
Accel III, L.P.                                                    32,398                      32,398
Pearson Investments Limited                                        28,451                      28,451
St. Paul Venture Capital IV LLC                                    28,339                      28,339
Sixty Wall Street SBIC Fund, L.P.                                  18,390                      18,390
CRB Corporation                                                    11,380                      11,380
Frank Dodge                                                         9,170                       9,170
Simone Dodge                                                        5,690                       5,690
David Stoner                                                        5,690                       5,690
Essex Special Growth Opportunities Fund L.P.                        4,302                       4,302
John Lynch                                                          3,300                       3,300
Accel Japan L.P.                                                    3,014                       3,014
D.L. and V.S. Berger                                                2,845                       2,845
Accel Investors '92 L.P.                                            2,261                       2,261
Jeremy Wood                                                           413                         413

----------------------

(1) The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The selling stockholders have sole voting power and investment power with respect to all shares listed as owned by the selling stockholders.

(2) For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this Prospectus will be held by the selling stockholders. However, we do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this Prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we can not estimate the number of the shares that will be held by the selling stockholders after completion of the offering.

(3) Excludes 200,000 shares and 100,000 shares of Common Stock held by Mr. Friedman and Mr. Luikart, respectively. Mr. Friedman is President of the general partner of Furman Selz, and is expected to become a member of our Board of Directors. Mr. Luikart is a Vice President of the general partner of Furman Selz, and was a member of our Board of Directors from May 1996 to December 1997.

                              PLAN OF DISTRIBUTION

     The shares covered hereby may be offered and sold from time to time by the selling stockholders, or by their pledgees, donees, transferees or other successors in interest. The selling stockholders will act independently of FlexiInternational in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices and under terms then prevailing, or at prices related to the then current market price, or in negotiated transactions, including pursuant to one or more of the following methods:

          * purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus

          * ordinary brokerage transactions and transactions in which the broker solicits purchasers

          * block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

          *    in privately negotiated transactions.

     To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In effecting sales, broker-dealers or agents engaged by the selling stockholders, or by their pledgees, donees, transferees or other successors in interest may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, or from their pledgees, donees, transferees or other successors in interest in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered hereby, the selling stockholders, or their pledgees, donees, transferees or other successors in interest and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed with the selling stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) one year after the Registration Statement becomes effective.


                                  LEGAL MATTERS

     Hale and Dorr LLP will pass on the validity of the shares offered by this Prospectus.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by FlexiInternational Software, Inc. (except expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

     Filing Fee - Securities and Exchange Commission ................    $ 1,638
     Legal fees and expenses of the Company..........................    $35,000
     Accounting fees and expenses....................................    $ 5,000
     Miscellaneous expenses..........................................    $ 8,362
                                                                         -------
          Total Expenses.............................................    $50,000
                                                                         =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation) provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those person to the fullest extent permitted by such law as so amended.

     Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16.  EXHIBITS

EXHIBIT
 NUMBER       DESCRIPTION
-------       -----------
  4.1      Amended and Restated Certificate of Incorporation
  4.2      Amended and Restated By-laws
  4.3      Specimen stock certificate
  5.1      Opinion of Hale and Dorr LLP.
 23.1      Consent of PricewaterhouseCoopers LLP.
 23.2      Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
 24.1      Power of Attorney (See page II-4 of this Registration Statement).

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus us sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelton, Connecticut, on this 28th day of December, 1998.

                                    FLEXIINTERNATIONAL SOFTWARE, INC.



                                    By: /s/ Stefan R. Bothe
                                       --------------------------------------
                                       Stefan R. Bothe, Chairman of the Board
                                       and Chief Executive Officer


                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of FlexiInternational Software, Inc., hereby severally constitute and appoint Stefan R. Bothe, David P. Sommers and John K. P. Stone, III, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable FlexiInternational Software, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


         Signature                                    Title                                     Date
         ---------                                    -----                                     -----

/s/ Stefan R. Bothe                  Chairman of the Board and Chief Executive             December 28, 1998
---------------------------          Officer (Principal Executive Officer)
Stefan R. Bothe

/s/ David P. Sommers                 Chief Financial Officer (Principal Financial          December 28, 1998
---------------------------          and Accounting Officer)
David P. Sommers

/s/ Jennifer V. Cheng
---------------------------          Director                                              December 28, 1998
Jennifer V. Cheng


---------------------------          Director                                              December   , 1998
John B. Landry

/s/ A. David Tory
---------------------------          Director                                              December 26, 1998
A. David Tory

/s/ Brian P. Friedman
---------------------------          Director                                               January 21, 1999
Brian P. Friedman


---------------------------          Director                                               January   , 1999
Thomas C. Theobald




                                  EXHIBIT INDEX



 Exhibit
 Number                   Description
----------          -------------------------
  4.1 Amended and Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-38403) (the "Form S-1").

  4.2 Amended and Restated By-laws of the Registrant are incorporated herein by reference to Exhibit 3.4 to the Form S-1.

  4.3 Specimen certificate for shares of Common Stock is incorporated herein by reference to Exhibit 4 to the Form S-1.

  5.1          Opinion of Hale and Dorr LLP.

 23.1          Consent of PricewaterhouseCoopers LLP

 23.2 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

 24.           Power of Attorney (See page II-4 of the Registration Statement).